Consent of Independent Registered Public Accounting Firm
We consent to the use of our audit report dated June 8, 2007, with respect to the balance sheets of BCCG Private, a business unit of Weyerhaeuser Company Limited, as at May 29, 2005 and December 26, 2004 and the related statements of earnings, business unit equity and cash flows for the period from December 27, 2004 to May 29, 2005 and the year ended December 26, 2004 included in Brookfield Infrastructure Partnership L.P.’s registration statement on Form 20-F.
Vancouver, Canada
October 18, 2007

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.